AMENDMENT NO. 2 TO AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

This Amendment No. 2 to the Amended and Restated Management Fee Waiver Agreement (the “Fee Waiver Agreement”), dated April 29, 2013, as amended, by and between MetLife Advisers, LLC (the “Adviser”) and Met Investors Series Trust (the “Trust”) on behalf of each series of the Trust listed in Section 1 of the Fee Waiver Agreement (each a “Portfolio,” and collectively, the “Portfolios”), is entered into effective the      day of November 2013.

WHEREAS, the Fee Waiver Agreement modifies the compensation payable to the Adviser by the Portfolios under the Management Agreement dated December 8, 2000, as amended from time to time (“Management Agreement”), pursuant to which the Adviser provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each Portfolio;

WHEREAS, the Trust and the Adviser desire to make certain changes to the Fee Waiver Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Trust and the Adviser hereby agree that the Fee Waiver Agreement is amended as follows:

1. Section 1 of the Fee Waiver Agreement as it relates to the Janus Forty Portfolio is hereby amended to change the management fee waiver for the period from November __, 2013 to April __, 2015:

ClearBridge Aggressive Growth Portfolio II (formerly, Janus Forty Portfolio)	0.650% of first $1 billion of such assets plus 0.600% of such assets over $1 billion	0.650% of first $525 million of such assets plus 0.600% of such assets over $525 million up to $1 billion plus 0.575% of such assets over $1 billion up to $1.85 billion plus 0.525% of such assets over $1.85 billion up to $2 billion plus 0.475% of such assets over $2 billion

The Adviser has contractually agreed, for the period from November __, 2013 through April __, 2014, to waive portions of the Management Fees payable to it by the Portfolio and the ClearBridge Aggressive Growth Portfolio,

another series of the Trust, reflecting the difference, if any, between the aggregate subadvisory fees payable by the Adviser to ClearBridge Investments, LLC (“ClearBridge”) individually with respect to the Portfolio and the ClearBridge Aggressive Growth Portfolio and the subadvisory fees that would be payable by the Adviser to ClearBridge if the assets of the Portfolio and the ClearBridge Aggressive Growth Portfolio were aggregated for purposes of calculating such subadvisory fees.

2. Section 1 of the Fee Waiver Agreement hereby is amended to add the following management fee waiver for the period from November __, 2013 to April __, 2014:

Portfolio	Fee Schedule Before Waiver (as a percentage of average daily net assets)	Fee Schedule After Waiver (as a percentage of average daily net assets)
ClearBridge Aggressive Growth Portfolio	0.650% of first $500 million of such assets plus 0.600% of such assets over $500 million up to $1 billion plus 0.550% of such assets over $1 billion up to $2 billion plus 0.500% of such assets over $2 billion

0.650% of first $500 million of such assets plus 0.600% of such assets over $500 million up to $1 billion plus 0.550% of such assets over $1 billion up to $2 billion plus 0.500% of such assets over $2 billion

The Adviser has contractually agreed, for the period from November __, 2013 through April __, 2014, to waive portions of the Management Fees payable to it by the Portfolio and the ClearBridge Growth Portfolio, another series of the Trust, reflecting the difference, if any,

Portfolio	Fee Schedule Before Waiver (as a percentage of average daily net assets)	Fee Schedule After Waiver (as a percentage of average daily net assets)
between the aggregate subadvisory fees payable by the Adviser to ClearBridge Investments, LLC (“ClearBridge”) individually with respect to the Portfolio and the ClearBridge Growth Portfolio and the subadvisory fees that would be payable by the Adviser to ClearBridge if the assets of the Portfolio and the ClearBridge Growth Portfolio were aggregated for purposes of calculating such subadvisory fees.

3. All other terms and conditions of the Fee Waiver Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the      day of November, 2013.

MET INVESTORS SERIES TRUST on behalf of the Portfolios	METLIFE ADVISERS, LLC

By:	By:
Name:	Name:
Title:	Title:

3